As filed with the Securities and Exchange Commission on November 5, 2007

File No. 333-144718

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GOLDEN POND HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	6770	26-0183099
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

18 Arrowhead Way

Darien, CT 06820

(203) 655-3215

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Michael C. Litt

Chief Financial Officer and Secretary

18 Arrowhead Way

Darien, CT 06820

(203) 655-3215

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Emanuel Cherney Kaye Scholer LLP 425 Park Avenue New York, NY 10022 Telephone: (212) 836-7061 Facsimile: (212) 836-8689	Peter J. Loughran Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Telephone: (212) 909-6375 Facsimile: (212) 521-7375

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one share of Common Stock, $0.001 par value, and one Warrant(2)	17,968,750	$8.00	$143,750,000	$4,413.13
Shares of Common Stock included as part of the Units(2)	17,968,750	—	—	—
Warrants included as part of the Units(2)	17,968,750	—	—	—	(3)
Shares of Common Stock underlying the Warrants included in the Units(2)(4)	17,968,750	$6.00	$107,812,500	$3,309.84
Total			$251,562,500	$7,722.97	(5)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Includes 2,343,750 Units, and 2,343,750 shares of Common Stock and 2,343,750 Warrants underlying such Units, which may be issued on exercise of a 30-day option granted to the Underwriters to cover over-allotments, if any.
(3)	No fee pursuant to Rule 457(g).
(4)	Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.
(5)	Fees previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement on Form S-1 (the “Form S-1”) of Golden Pond Healthcare, Inc. is being filed solely for the purpose of adding Exhibits to Amendment No. 3 to the Form S-1, filed on October 25, 2007. Other than the addition of exhibits and corresponding changes to the exhibit index and signature page, the remainder of the Form S-1 is unchanged. The Prospectus portion of the Form S-1 is not reproduced in this Amendment No. 4. This Amendment No. 4 speaks as of the filing date of Amendment No. 3 to the Form S-1 and does not reflect events occurring after the filing date of Amendment No. 3 to the Form S-1, or modify or update the disclosures therein in any way other than as required to reflect the amendment set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount) will be as follows:

Initial trustee’s fee(1)	$1,000
SEC registration fee	7,723
FINRA (formerly NASD) filing fee	25,656
Accounting fees and expenses	60,000
Printing and engraving expenses	100,000
Legal fees and expenses	400,000
American Stock Exchange filing fee	70,000
Miscellaneous(2)	85,621

Total	$750,000

(1)	In addition to the initial acceptance fee that is charged by Continental Stock Transfer & Trust Company, as trustee, we will be required to pay to Continental Stock Transfer & Trust Company annual fees of $3,000 for acting as trustee, $4,800 for acting as transfer agent of our common stock, $2,400 for acting as warrant agent for the registrant’s warrants and $1,800 for acting as escrow agent.
(2)	This amount represents additional expenses that may be incurred by us in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL.

Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Article 8 of our amended and restated certificate of incorporation provides:

“The Corporation shall indemnify to the fullest extent permitted by §145 of the GCL as amended from time to time each person that such section grants the Corporation the power to indemnify. Expenses (including attorneys’ fees) incurred by an indemnified person in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such indemnified person may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Pursuant to the Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the Underwriters and the Underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

On July 16, 2007, we issued 4,238,282 shares of our common stock to Pecksland Partners, LLC for an aggregate of $4,238.29 in cash, or $0.001 per share, without registration under the Securities Act pursuant to the exemption from registration contained in Section 4(2) of the Securities Act. 585,938 of such shares of common stock are subject to redemption to the extent the underwriters’ over-allotment option is not exercised, at a price per share of $0.001. These shares are subject to redemption in order to allow for a consistent management ownership percentage of shares sold prior to this offering and prior to the private placement at 20% after this offering.

On July 16, 2007, we issued an aggregate of 234,375 to our directors, Dr. Young, Mr. MacMahon and Mr. Garcia for an aggregate of $234.38, at an aggregate purchase price of $0.001 per share of common stock, without registration under the Securities Act pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

On July 16, 2007, we issued an aggregate of 19,531 shares of our common stock to our senior advisor, Dr. Wild for an aggregate of $19.54, at an aggregate purchase price of $0.001 per share of common stock.

We have agreed to issue 4,000,000 warrants to Pecksland Partners, LLC, our principal stockholder, prior to the consummation of the offering that is being registered pursuant to this registration statement. The warrants will be sold at a price of $1.00 per warrant and will have an aggregate purchase price of $4,000,000. The warrants will be identical to those being registered pursuant to this registration statement, except that the warrants will not be subject to redemption, they will not be exercisable or transferable until 90 days following the date we complete a business combination and can be exercised on a cashless basis. The issuance of the warrants will be made without registration under the Securities Act in reliance on the registration exemption contained in Section 4(2) of the Securities Act for a transaction not involving a public offering. We will not pay any underwriting discount or commission in connection with such issuance.

Each of Stephen Wiggins, Robert Dahl and Michael Litt are “accredited investors” within the meaning of the rules promulgated under the Securities Act of 1933, as amended. As they are the only holders of equity interests in Pecksland Partners, LLC, Pecksland Partners, LLC is also an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act. Each of Dr. Young, Mr. MacMahon, Mr. Garcia and Dr. Wild are also “accredited investors” within the meaning of the rules promulgated under the Securities Act of 1933. The sales made and proposed to be made to Pecksland Partners, LLC, Dr. Young, Mr. MacMahon, Mr. Garcia and Dr. Wild fall within the safe harbor provisions of Regulation D, specifically the sales are exempt from registration pursuant to Rule 506 to the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules.

Exhibit Index

Exhibit No.	Description

1.1	Form of Underwriting Agreement between Deutsche Bank Securities Inc. and the Registrant*

3.1	Amended and restated certificate of incorporation*

3.2	By-Laws*

4.1	Specimen Unit Certificate*

4.2	Specimen Common Stock Certificate*

4.3	Specimen Warrant Certificate*

4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant*

5.1	Opinion of Kaye Scholer, LLP

10.1	Promissory Note issued by Registrant to Pecksland Partners, LLC dated July 16, 2007*

10.2	Management Stock Purchase Agreement by and between the Registrant and Pecksland Partners, LLC dated July 16, 2007*

10.3	Stock Purchase Agreement by and between the Registrant and Anthony H. Wild dated July 16, 2007*

10.4	Stock Purchase Agreement by and between the Registrant and Christopher J. Garcia dated July 16, 2007*

10.5	Stock Purchase Agreement by and between the Registrant and Frank E. Young dated July 16, 2007*

10.6	Stock Purchase Agreement by and between the Registrant and Thomas MacMahon dated July 16, 2007*

10.7	Private Placement Purchase Agreement by and between the Registrant and Pecksland Partners, LLC dated July 16, 2007*

10.8	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and Registrant*

10.9	Form of Stock Escrow Agreement by and among Continental Stock Transfer & Trust Company, the Registrant, and Initial Stockholders*

10.10	Form of Registration Rights Agreement between the Registrant and the existing Stockholders*

10.11	Form of Officer’s Letter Agreement*

10.12	Form of Existing Stockholder’s Letter Agreement*

14	Form of Code of Ethics*

23.1	Consent of Rothstein, Kass & Company, P.C.*

23.2	Consent of Kaye Scholer (included in Exhibit 5.1)

24	Power of Attorney (included on the signature page of this Registration Statement)*

99.1	Form of Audit Committee Charter*

99.2	Form of Nominating Committee Charter*

99.3	Form of Compensation Committee Charter*

*	Previously filed.

Item 17.    Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the fifth day of November 2007.

GOLDEN POND HEALTHCARE, INC.

By:	/S/ STEPHEN F. WIGGINS
President and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/S/ STEPHEN F. WIGGINS Stephen F. Wiggins	President and Chairman of the Board (Principal Executive Officer)	November 5, 2007

/s/ MICHAEL C. LITT Michael C. Litt	Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	November 5, 2007

* W. Robert Dahl, Jr.	Vice President of Strategic Business Development and Vice Chairman of the Board	November 5, 2007

* Frank E. Young	Director	November 5, 2007

* Thomas MacMahon	Director	November 5, 2007

* Christopher J. Garcia	Director	November 5, 2007

*	/S/ STEPHEN F. WIGGINS
Attorney-in-fact

Exhibit Index

Exhibit No.	Description
1.1	Form of Underwriting Agreement between Deutsche Bank Securities Inc. and the Registrant*

3.1	Amended and restated certificate of incorporation*

3.2	By-Laws*

4.1	Specimen Unit Certificate*

4.2	Specimen Common Stock Certificate*

4.3	Specimen Warrant Certificate*

4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant*

5.1	Opinion of Kaye Scholer, LLP

10.1	Promissory Note issued by Registrant to Pecksland Partners, LLC dated July 16, 2007*

10.2	Management Stock Purchase Agreement by and between the Registrant and Pecksland Partners, LLC dated July 16, 2007*

10.3	Stock Purchase Agreement by and between the Registrant and Anthony H. Wild dated July 16, 2007*

10.4	Stock Purchase Agreement by and between the Registrant and Christopher J. Garcia dated July 16, 2007*

10.5	Stock Purchase Agreement by and between the Registrant and Frank E. Young dated July 16, 2007*

10.6	Stock Purchase Agreement by and between the Registrant and Thomas MacMahon dated July 16, 2007*

10.7	Private Placement Purchase Agreement by and between the Registrant and Pecksland Partners, LLC dated July 16, 2007*

10.8	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and Registrant*

10.9	Form of Stock Escrow Agreement by and among Continental Stock Transfer & Trust Company, the Registrant, and Initial Stockholders*

10.10	Form of Registration Rights Agreement between the Registrant and the existing Stockholders*

10.11	Form of Officer’s Letter Agreement*

10.12	Form of Existing Stockholder’s Letter Agreement*

14	Form of Code of Ethics*

23.1	Consent of Rothstein, Kass & Company, P.C.*

23.2	Consent of Kaye Scholer (included in Exhibit 5.1)

24	Power of Attorney (included on the signature page of this Registration Statement)*

99.1	Form of Audit Committee Charter*

99.2	Form of Nominating Committee Charter*

99.3	Form of Compensation Committee Charter*

*	Previously filed.